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Exhibit 21.1

List of Subsidiaries of UAP Holding Corp.

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Loveland Industries, Inc.	Colorado
Loveland Products, Inc.	Colorado
NiPKO, LLC	Delaware
Platte Chemical Co.	Nebraska
Snake River Chemicals, Inc.	Idaho
Transbas, Inc.	Tennessee
UAP Distribution, Inc.	Delaware
UAP Timberland, LLC	Delaware
United Agri Products, Inc.	Delaware
United Agri Products Canada Inc.	Canada

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  Exhibit 21.1